Exhibit 4.25


                        SETTLEMENT AGREEMENT AND RELEASE


         This SETTLEMENT AGREEMENT AND RELEASE dated as of August 20, 2004 (this "Settlement Agreement"), by and between Ramp Corporation, a Delaware corporation ("Ramp") and Clinton Group, Inc, a Delaware corporation ("Clinton").

         WHEREAS, on May 28, 2004, Ramp, as sub-subtenant, received written notice (the "Notice") from Clinton, as subtenant and sub-sub landlord stating, in relevant part, that Ramp is in default under that certain Agreement of Sublease (the "Sublease Agreement"), dated as of April 15, 2004, by and between Clinton and Ramp for the premises located at on the 31st Floor at 55 Water Street, New York, New York;

         WHEREAS, on or about July 16, 2004, Clinton, as plaintiff, filed a summons and complaint against Ramp, as defendant, with the Supreme Court of the State of New York, County of New York (Index No. 110371/04) (the "Summons and Complaint") alleging, among other things, breach of the Sublease Agreement for non-payment of the security deposit, one month's rent and damages through the date of trial in an amount up to seven million dollars;

         WHEREAS, the Summons and Complaint has not yet been served upon Ramp and an answer is not yet due;

         WHEREAS, without admitting any wrongdoing or liability, or acknowledging the validity of any claim, asserted or unasserted, including, without limitation, the due authorization, valid execution or validity of the Sublease Agreement, Ramp and Clinton have reached an amicable settlement and has agreed to resolve all claims and other disputes between them arising out of, and relating to, the Summons and Complaint, the Sublease Agreement and any and all transactions contemplated thereby, in the manner set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and the other good and valuable consideration as set forth in this Settlement Agreement, the legal adequacy of which is hereby acknowledged, the parties agree as follows:

         1. No Admission of Fault. Each of Ramp and Clinton acknowledges and agrees that it is entering into this Settlement Agreement in order to settle and resolve all disputed matters among them arising out of or in any way relating to the Summons and Complaint, the Sublease Agreement and any and all transactions contemplated thereby, and each of Ramp and Clinton is not admitting any wrongdoing or liability on its part in any way relating to such matters, and no inference regarding any such wrongdoing or liability is intended by virtue of the parties entering into this Settlement Agreement, including, without limitation, the due authorization, valid execution or validity of the Sublease Agreement.

         2. Cash and Share Consideration by Ramp to Clinton. Upon execution and delivery of this Settlement Agreement by each of Clinton and Ramp, (i) Ramp hereby agrees to pay Clinton the amount of USD $75,000, payable in immediately available funds by wire transfer or delivery of a certified check and (ii) Ramp hereby agrees to issue to Clinton 1,150,000 "restricted" shares of Ramp's common stock, par value $.001 per share (the "Shares,"). Ramp agrees that the Shares shall be included for registration on Ramp's next Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "SEC") on or before August 30, 2004. Clinton acknowledges and agrees that its name, address, and designation of this settlement shall be included on the Registration Statement. Upon the effectiveness of the Registration Statement with the SEC, the Shares shall be freely tradable and shall not be subject to any lock-up provisions or other restrictions on resale by Clinton.

         3. Deferred Consideration by Ramp to Clinton. In addition to the cash and Share consideration set forth in Section 2 above, Ramp hereby agrees to pay to Clinton the principal amount of USD $150,000 (the "Note"), bearing interest at the prime rate per annum as published in the Wall Street Journal from time to time, with principal amount and interest due and payable in full on or before the earlier to occur of: (i) the one (1) year anniversary of the date of execution of this Settlement Agreement, or (ii) the closing of an equity or debt financing transaction or series of financing transactions pursuant to which Ramp raises total gross proceeds equal to at least USD $5,000,000.

         4. Withdrawal and Termination of Summons and Complaint. Upon execution and delivery of this Settlement Agreement by Clinton and Ramp, Clinton agrees to immediately withdraw and terminate the Summons and Complaint with prejudice and file a Stipulation of Discontinuance with the Supreme Court of the State of New York, County of New York with respect to the Summons and Complaint.

         5. Mutual Indemnification by Clinton and Ramp. (a) Upon execution and delivery of this Settlement Agreement, Clinton agrees to indemnify, defend, and hold harmless each Company Released Party (as defined below) from and against




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


any and all causes of action, claims, and demands of whatsoever kind on account of all known, and unknown injuries, losses, and damages allegedly sustained by a Company Released Party to the extent resulting from, arising from, or in any way connected with any and all claims against Ramp that are made by Clinton under the Summons and Complaint, Sublease Agreement or the transactions contemplated thereby (it being understood that Clinton and Ramp intend all such claims to have been resolved and settled pursuant to this Settlement Agreement). Nothing herein shall require Clinton to establish a reserve against any such potential claim, unless and until an actual claim is asserted and made known to Clinton. Nothing contained herein shall be construed or deemed to include an indemnification from Clinton in favor of a Company Released Party in connection with the enforcement of the terms of this Settlement Agreement.

               (b) Upon execution and delivery of this Settlement Agreement, Ramp agrees to indemnify, defend, and hold harmless each Clinton Released Party (as defined below) from and against any and all causes of action, claims, and demands of whatsoever kind on account of all known, and unknown injuries, losses, and damages allegedly sustained by a Clinton Released Party to the extent resulting from, arising from, or in any way connected with any and all claims against Clinton that are made by Ramp under the Sublease Agreement or the transactions contemplated thereby (it being understood that Clinton and Ramp intend all such claims to have been resolved and settled pursuant to this Settlement Agreement). Nothing herein shall require Ramp to establish a reserve against any such potential claim, unless and until an actual claim is asserted and made known to Ramp. Nothing contained herein shall be construed or deemed to include an indemnification from Ramp in favor of a Clinton Released Party in connection with the enforcement of the terms of this Settlement Agreement.

         6. Release by Clinton of Ramp. Upon execution and delivery of this Settlement Agreement, Clinton, for itself and on behalf of its subsidiaries and affiliates, hereby releases and forever discharges Ramp, together with its subsidiaries, affiliates, successors and assigns, as well as its present and former directors, officers, employees, shareholders, agents, attorneys and other representatives and the successors, assigns and personal representatives of each of them (each, a "Company Released Party"), from any and all claims, suits, debts, liens, liabilities, losses, causes of action, rights, damages (whether actual, compensatory, consequential or punitive), demands, obligations, promises, costs and expenses (including, without limitation, attorneys' fees and


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

expenses and the fees and expenses of other professionals and experts) of every kind, nature and description, whether in law or in equity, whether known or unknown, or known in the future, fixed or contingent, billed or unbilled, suspected, disclosed or undisclosed, claimed or concealed, from the beginning of time through the date of this Settlement Agreement, which Clinton, for itself and subsidiaries and affiliates, could assert against any Company Released Party relating to or arising out of the Summons and Complaint, the Sublease Agreement, the transactions contemplated thereby, or otherwise.

         7. Release by Ramp of Clinton. Upon execution and delivery of this Settlement Agreement, Ramp, for itself and on behalf of its subsidiaries and affiliates hereby releases and forever discharges Clinton, and its respective subsidiaries, affiliates, successors and assigns, as well as its respective present and former managers, directors, officers, employees, agents, attorneys and other representatives and the successors, assigns and personal representatives (each, a "Clinton Released Party"), from any and all claims, suits, debts, liens, liabilities, losses, causes of action, rights, damages (whether actual, compensatory, consequential or punitive), demands, obligations, promises, costs and expenses (including, without limitation, attorneys' fees and expenses and the fees and expenses of other professionals and experts) of every kind, nature and description, whether in law or in equity, whether known or unknown, or known in the future, fixed or contingent, billed or unbilled, suspected, disclosed or undisclosed, claimed or concealed, from the beginning of time through the date of this Settlement Agreement, which Ramp could assert against any Clinton Released Party relating to or arising out of the Summons and Complaint, the Sublease Agreement, the transactions contemplated thereby, or otherwise.

         8. Waiver. The parties hereby waive and assume the risk of any and all claims for loss and damages which exist as of this date, including but not limited to those set forth in this Settlement Agreement but of which they are unaware, whether through ignorance, oversight, error, negligence, or otherwise in which, if known, would materially affect their decision to enter into this


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

Settlement Agreement. The parties hereby expressly assume the risk that they may suffer damages in the future as a result of any matter referred to herein, and they hereby waive all rights or benefits which they have now, or in the future may have, under any applicable law. The parties acknowledge that there is a risk of the damages which they believe they have suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true. In addition, the cost and damages they have incurred or have suffered may be greater than or other than those known now. Facts on which they have been relying in entering into this Settlement Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. The parties acknowledge that in entering into this Settlement Agreement, they have expressed that they agree to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action. The parties acknowledge and present that in waiving all rights and benefits they may have as set forth herein, they have had the advice, or have had the opportunity to have the advice, of counsel and independent consultants and further represent, warrant, and guarantee that this Settlement Agreement shall remain in full force and effect notwithstanding current and such possible changes or differences of material fact. This relief shall apply to any and all claims other than for breach of this Settlement Agreement.

         9. Representations, Warranties and Covenants of Ramp. Ramp hereby represents and warrants to Clinton as follows:

               (a) Ramp has the corporate power and authority to execute, deliver and perform this Settlement Agreement.

               (b) The execution, delivery and performance of this Settlement Agreement has been duly authorized by Ramp in accordance with all requisite corporate power and authority.

               (c) No consents or approvals of, notices to or filings with, any person or entity are required to be obtained by Ramp in connection with its execution, delivery and performance of this Settlement Agreement, except for Ramp's filing of a Registration Statement on Form S-3 with the SEC pursuant to the terms and conditions of Section 2 of this Settlement Agreement.

               (d) Ramp has received independent legal advice from attorneys of its choice with respect to the terms and provisions of this Settlement Agreement, the advisability of entering into this Settlement Agreement and of the consequences of entering into this Settlement Agreement.

               (e) This Settlement Agreement constitutes a legal, valid and binding obligation of Ramp, enforceable against Ramp in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy,


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

insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

               (f) The execution, delivery and performance of this Settlement Agreement by Ramp does not (i) violate or contravene the certificate of incorporation or by-laws of Ramp; (ii) violate or constitute a breach of, or default under, any material agreement or other instrument binding upon Ramp or to which it is a party; (iii) violate or contravene any judgment, decree or order of any court or regulatory body binding upon Ramp; or (iv) violate any law or regulation applicable to Ramp.

               (g) Ramp has no knowledge or reason to believe that the Registration Statement on Form S-3 will not be declared effective by the SEC, subject to any written comments from the SEC that Ramp may receive following the filing of same.

               (h) Ramp has no plans to file for bankruptcy protection, and has no knowledge of any efforts by any creditors of Ramp to file a petition for involuntary bankruptcy against Ramp.

               (i) If there is any bankruptcy filing by or against Ramp, and any cash payments, Shares, or payments under the Note tendered hereunder or to be tendered hereunder are not received by Clinton, or are otherwise required to be disgorged to Ramp ("Unreturned Payment(s)"), then any such Unreturned Payment(s) shall be deemed to have never been made, and Clinton shall have all rights to pursue a claim, subject to any defenses and/or counterclaims of Ramp, in a bankruptcy proceeding for lease rejection damages as if this Settlement Agreement had never been made, except that any payments made pursuant to this Settlement Agreement that are not required to be disgorged shall be credited against Clinton's damages claim; provided, however, that the maximum dollar amount that Clinton shall be entitled to recover shall be equal to $340,000. For purposes of this Section 9(i), Ramp and Clinton agree that the Shares shall have an imputed agreed upon valuation of $0.10 cents per Share.

               (j) Ramp agrees to cooperate with Clinton with respect to any potential claim by Colliers ABR, Inc. for brokers' commissions due in connection with the Sublease Agreement. Such cooperation shall include, but not be limited to, providing affidavits or witnesses for deposition or trial.



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

         10.   Representations   and  Warranties  of  Clinton.   Clinton  hereby
represents and warrants to Ramp as follows:

               (a) Clinton has the corporate power and authority to execute, deliver and perform this Settlement Agreement.

               (b) The execution, delivery and performance of this Settlement Agreement has been duly authorized by Clinton in accordance with all requisite corporate power and authority.

               (c) No consents or approvals of, notices to or filings with, any person or entity are required to be obtained by Clinton in connection with its execution, delivery and performance of this Settlement Agreement.

               (d) Clinton has received independent legal advice from attorneys of its choice with respect to the terms and provisions of this Settlement Agreement, the advisability of entering into this Settlement Agreement and of the consequences of entering into this Settlement Agreement.

               (e) This Settlement Agreement constitutes a legal, valid and binding obligation Clinton, enforceable in accordance with its terms against Clinton, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

               (f) The execution, delivery and performance of this Settlement Agreement by Clinton does not (i) violate or contravene the certificate of incorporation of Clinton; (ii) violate or constitute a breach of, or default under, any material agreement or other instrument binding upon Clinton or to which it is a party; (iii) violate or contravene any judgment, decree or order of any court or regulatory body binding upon Clinton; or (iv) violate any law or regulation applicable to Clinton.



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

               (g) Clinton is an "accredited investor", which is defined under Rule 501(a)(3) of the Securities Act of 1933, as amended (the "Act"), as a corporation with total assets in excess of $5,000,000;

               (h) Clinton is acquiring the Shares for its own account and for investment purposes only; and

               (i) Clinton  acknowledges  that the Shares are  "restricted",  as that term is defined under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act") has no present intention to distribute any of such Shares publicly and has no present agreement, understanding or arrangement to subdivide, sell, assign, transfer or otherwise dispose of all or any part of such shares subscribed for to any other person or entity. Notwithstanding the above, it is acknowledged that Clinton may publicly sell the Shares in the open market without restriction through its broker if a registration statement covering the Shares is declared effective (and remains effective at the time of sale) by the SEC pursuant to Section 2 hereof to the extent such sale is not otherwise prohibited by this Agreement. Clinton acknowledges that Ramp will be relying on the representations and warranties of Clinton set forth in this
Section 10 in issuing the Shares to Clinton under an exemption from registration under the Securities Act.

         11. Ownership of Claims. Each of Ramp and Clinton represents and warrants to the other, that it is the lawful and sole owner of the claims being released by it pursuant to this Settlement Agreement and it has not sold, transferred, assigned, pledged, hypothecated or otherwise encumbered any such claim.

         12. Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said State, without regard to any of its principles of conflicts of laws or other laws, which would result in the application of the laws of another jurisdiction. This Settlement Agreement shall be construed and interpreted without regard to any presumption against the party causing this Settlement Agreement to be drafted.

         13. Notices. All notices, demands, consents, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Settlement Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal


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

delivery service), (ii) if mailed certified or registered mail return receipt requested (with all costs having been prepaid), four (4) business days after being mailed, (iii) if delivered by an overnight courier of recognized international reputation (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine). If any notice, demand, consent, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 13), or the refusal to accept same, the notice, demand, consent, instruction or other communication shall be deemed received on the second business day after the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

                  If to Ramp:

                      Ramp Corporation
                      33 Maiden Lane, 5th Floor
                      New York, NY 10038
                      Telephone:    (212) 440-1548
                      Facsimile:    (509) 757-4801
                      Attention:    Chief Executive Officer

                      with a copy to:

                      Jenkens & Gilchrist Parker Chapin LLP
                      The Chrysler Building
                      405 Lexington Avenue
                      New York, NY  10174
                      Telephone:    (212) 704-6050
                      Facsimile:    (212) 704-6288
                      Attention:    Martin Eric Weisberg, Esq.

                  If to Clinton:

                      Clinton Group, Inc.
                      9 West 57th Street
                      New York, NY 10019
                      Telephone:    (212) 739-1828
                      Facsimile:    (212) 377-4368
                      Attention:    Ms. Wendy Ruberti



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

                      with a copy to:

                      Stempel Bennett Claman & Hochberg, P.C.
                      675 Third Avenue
                      New York, NY 10017
                      Telephone:    (212) 681-6500
                      Facsimile:    (212) 681-4041
                      Attention:    Richard L. Claman, Esq.

or to such other address as any party may specify by notice given to the other party in accordance with this Section 13.

         14. Arbitration. Any disagreement, dispute, controversy or claim arising out of or relating to this Settlement Agreement shall be submitted to binding arbitration before the American Arbitration Association ("AAA"), in accordance with its rules of Commercial Arbitration. The decision of the arbitrator shall be final and binding upon the parties, and it may be entered in any court of competent jurisdiction. The arbitration shall take place in New York County, New York. The arbitrator shall be bound by the laws of the State of New York applicable to all relevant privileges and the attorney work product doctrine. Each party shall be required to provide the other party with copies of all documentation and other written, electronic or photographic materials that it intends to introduce into evidence at least ten (10) days in advance of the hearing date. The arbitrator shall have the power to grant equitable relief where applicable under New York law. The arbitrator shall issue a written opinion setting forth his or her decision and the reasons therefor within thirty
(30) days after the arbitration proceeding is concluded. The obligation of the parties to submit any dispute arising under or related to this Settlement Agreement to arbitration as provided in this Section 14 shall survive the expiration or earlier termination of this Settlement Agreement. Notwithstanding the foregoing, a party may seek an injunction or other appropriate relief from a court of competent jurisdiction to preserve or protect the status quo with respect to any matter pending conclusion of the arbitration proceeding, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding. Each party shall pay its own costs (including, without limitation, attorney's fees and disbursements) and expenses in connection with any arbitration proceeding; provided, however, the prevailing party shall be entitled to recover its reasonable attorney's fees and disbursements. Each of Ramp and Clinton hereby consent to the jurisdiction of the AAA in the State of New York for the purpose of any arbitration arising out of any of their obligations arising hereunder.



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


         15. Miscellaneous. (a) No party may assign any of its rights or delegate any of its duties under this Settlement Agreement without the prior written consent of the other parties hereto; provided, however, that Ramp and/or Clinton may assign any of its rights or delegate any of its duties hereunder, by operation of law or otherwise, or in connection with a Change of Control (as defined below) and, following such Change of Control, this Settlement Agreement shall be enforceable by, among others, any direct or indirect parent or affiliate of Ramp or any direct or indirect holder of greater than 50% of the voting capital stock of Ramp. This Settlement Agreement shall be binding upon the successors and their respective representatives, subsidiaries, affiliates, successors, and permitted assigns of the parties and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. For purposes of this Settlement Agreement, a Change of Control shall be deemed to have occurred in any of the following events: (i) a merger of Ramp and/or Clinton with or into another entity (whether or not Ramp is the surviving corporation) resulting in a change of ownership of greater than 50% of the outstanding voting capital stock of Ramp and/or Clinton; (ii) a tender offer by a third party resulting in a change of ownership of not less than 50% of the outstanding voting capital stock of Ramp and/or Clinton; or (iii) the sale of all or substantially all of the assets of Ramp and/or Clinton to a third party.

                  (b) Except as specifically provided in Sections 5, 6 and 7 of this Settlement Agreement, no party other than Ramp and Clinton shall be deemed intended or incidental beneficiaries of this Settlement Agreement; provided, however, that a party (a "Potential Acquiror") who enters into a definitive agreement with Ramp to engage in a transaction with Ramp which contemplates a Change of Control shall be deemed an intended third party beneficiary of this Settlement Agreement, including, without limitation, all of the representations, warranties and covenants contained herein, and shall be entitled to enforce this Settlement Agreement to the same extent as if the Potential Acquiror was a party hereto.

               (c) The provisions of this Settlement Agreement shall not be construed as a waiver of any party's right to bring suit to enforce the terms and provisions of this Settlement Agreement.

               (d) This Settlement Agreement contains a complete statement of all the arrangements, understandings and agreements among the parties with respect to the subject matter hereof, supersedes all other arrangements, understandings and agreements, whether written or oral, among them relating to such subject matter, all of which are merged herein. This Settlement Agreement cannot be altered, modified, waived or amended, except by an instrument in writing executed by each of the parties hereto.



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

               (e) Section headings contained in this Settlement Agreement are included herein solely for convenience of reference only and are not intended to affect the interpretation or construction of any of the terms or provisions of this Settlement Agreement.

               (f) This Settlement Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which, when taken together shall constitute one and the same instrument. The facsimile signature of a party hereto shall constitute a valid and effective signature.

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


                  IN WITNESS WHEREOF each of the parties has duly executed this Settlement Agreement as of the date first above written.

                                          RAMP CORPORATION

                                          By: /s/ Mitchell Cohen
                                              ---------------------------------
                                              Name:    Mitchell Cohen
                                              Title:   Chief Financial Officer



                                          CLINTON GROUP, INC.

                                          By: /s/ Francis Ruchalski
                                              ---------------------------------
                                              Name:    Francis Ruchalski
                                              Title:   Director



























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